Exhibit 99.1

[LOGO]

TOPS HOLDING CORPORATION AND TOPS MARKETS, LLC ANNOUNCE WITHDRAWAL OF THEIR TENDER OFFER AND CONSENT SOLICITATION FOR THEIR 10.125% SENIOR SECURED NOTES DUE 2015

Williamsville, NY, December 20, 2012 — Tops Holding Corporation (the “Company” or “Tops”) and Tops Markets, LLC (together with the Company, the “Issuers”) announced today that, effective immediately, in accordance with the Offer to Purchase and Consent Solicitation Statement dated December 6, 2012 (the “Offer to Purchase”), they have withdrawn their previously announced cash tender offer (the “Offer”) to purchase any and all of their outstanding 10.125% senior secured notes due 2015 (CUSIP Nos. 89078W AA7, U89045 AAP and 89078W AB5) (the “Notes”), and related consent solicitation to effect certain proposed amendments to the indenture governing the Notes (the “Indenture”) and related collateral documents.  Therefore, no Notes will be purchased pursuant to the Offer and any Notes previously tendered will be promptly returned to the holders of those Notes and will remain outstanding and continue to accrue interest.  In addition, the Issuers have called all of the Notes for redemption on January 22, 2013, in accordance with the terms of the Indenture.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities.

The information made available in this news release contains forward-looking statements, within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Such statements reflect the Company’s current view of future events, results of operations, cash flows, performance, business prospects and opportunities.  Wherever used, the words “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will continue,” “will likely result,” “may,” and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934, as amended.  Any such forward-looking statements are subject to risks and uncertainties and the Company’s actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or from the results expressed in these forward-looking statements.  Some of these risks and uncertainties include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of Tops.  Forward-looking statements contained herein speak only as of the date made and Tops undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

About Tops Holding Corporation

Tops is a leading supermarket retailer in the upstate New York market, with 146 full-service supermarkets operated under the banners of Tops, GU Family Markets, Grand Union and Bryant’s and an additional five franchise supermarkets.  Supported by strong brand awareness, customer loyalty and attractive supermarket locations, Tops has operated as a leading grocery retailer in the Buffalo and Rochester metropolitan areas for over 50 years.  Tops is headquartered in Williamsville, New York and has over 13,000 associates.